EXHIBIT 99.2

Correction - Eagle Bancorp Montana Earns $2.2 Million, or $0.34 per Diluted Share, in First Quarter of 2022; Declares Quarterly Cash Dividend of $0.125 per Share and Renews Stock Repurchase Plan

HELENA, Mont., April 27, 2022 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc.  (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today announced a correction of its earnings press release issued on April 26, 2022, and reported net income of $2.2 million, or $0.34 per diluted share, in the first quarter of 2022, compared to $5.3 million, or $0.78 per diluted share, in the first quarter a year ago, and increased 19.5% compared to $1.7 million, or $0.26 per diluted share, in the preceding quarter.  Financial results for the past few quarters reflect a mortgage market that is returning to more normal levels and reduced origination fees for Paycheck Protection Program (“PPP”) loan forgiveness.

Eagle’s board of directors declared a quarterly cash dividend of $0.125 per share on April 21, 2022. The dividend will be payable June 3, 2022 to shareholders of record May 13, 2022. The current annualized dividend yield is 2.26% based on recent market prices.

“We delivered strong first quarter earnings, fueled by continuing strength in asset quality and balance sheet expansion,” said Peter J. Johnson, CEO. “We achieved double digit loan and deposit growth compared to a year ago, while keeping expenses in check. While lower volumes of mortgage activity impacted earnings compared to the year ago quarter, we remain optimistic for our growth prospects for the year ahead.”

On October 1, 2021, Eagle announced that it had reached an agreement to acquire First Community Bancorp, Inc. and its subsidiary, First Community Bank (“First Community”). “Our proposed merger recently received all regulatory approvals and is on schedule to close at the end of April,” said Laura F. Clark, President. “First Community is an experienced agriculture and commercial lender with a 130-year operating history in Montana and deep roots in the communities it serves. This transaction will expand our presence across the state of Montana and build on our reputation as an experienced and preferred agricultural lender. We foresee this merger, like other recent acquisitions, resulting in significant benefits to our expanding group of clients, communities, employees and shareholders.”

Headquartered in Glasgow, Montana, First Community is the largest bank headquartered in Northeast Montana, and currently operates nine branches and two mortgage loan production offices, including commercial-focused branches in Helena and Three Forks in Gallatin County. Upon completion of the acquisition, Opportunity Bank of Montana will have 32 retail branches in key commercial and agricultural markets across Montana.

First Quarter 2022 Highlights (at or for the three-month period ended March 31, 2022, except where noted):

  Net income was $2.2 million, or $0.34 per diluted share, in the first quarter of 2022, compared to $1.7 million, or $0.26 per diluted share, in the preceding quarter, and $5.3 million, or $0.78 per diluted share, in the first quarter a year ago.
  Net interest margin (“NIM”) was 3.64% in the first quarter of 2022, compared to 3.75% in the preceding quarter, and 3.97% in the first quarter a year ago.
  Revenues (net interest income before the loan loss provision, plus noninterest income) were $20.1 million in the first quarter of 2022, compared to $21.8 million in the preceding quarter and $24.5 million in the first quarter a year ago.
  Remaining purchase discount on loans from acquisitions prior to 2021 totaled $884,000 as of March 31, 2022.
  The accretion of the loan purchase discount into loan interest income from the Western Bank of Wolf Point, and previous acquisitions was $108,000 in the first quarter of 2022, compared to interest accretion on purchased loans from acquisitions of $171,000 in the preceding quarter.
  The allowance for loan losses represented 202.9% of nonperforming loans at March 31, 2022, compared to 146.7% a year earlier.
  Total loans increased 15.6% to $958.7 million, at March 31, 2022, compared to $829.3 million a year earlier and increased 2.7% compared to $933.1 million at December 31, 2021.
  Total deposits increased 16.2% to $1.27 billion at March 31, 2022, from $1.09 billion a year ago, and increased 3.9% compared to $1.22 billion at December 31, 2021.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 8.24% at March 31, 2022.
  Paid a quarterly cash dividend of $0.125 per share on March 4, 2022 to shareholders of record February 11, 2022.

Balance Sheet Results

Eagle’s total assets increased 13.8% to $1.49 billion at March 31, 2022, compared to $1.31 billion a year ago, and increased 3.9% from $1.44 billion three months earlier.

Strong commercial real estate and commercial construction activity more than offset PPP loan forgiveness, causing the loan portfolio to grow approximately 15.6% compared to a year ago and grow approximately 2.7% from the previous quarter end.

Eagle originated $177.5 million in new residential mortgages during the quarter and sold $172.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.62%. This production compares to residential mortgage originations of $235.4 million in the preceding quarter with sales of $239.0 million and an average gross margin on sale of mortgage loans of approximately 4.11%. There has been some margin compression due to increased competition.

Commercial real estate loans increased 31.3% to $433.0 million at March 31, 2022, compared to $329.8 million a year earlier. Commercial construction and development loans increased 58.5% to $105.8 million, compared to $66.7 million a year ago. Construction projects were slow to start in early 2021 due to COVID-19 concerns and initial supply chain issues, but have picked up in recent quarters. Agricultural and farmland loans decreased 6.0% to $110.2 million at March 31, 2022, compared to $117.2 million a year earlier. Residential mortgage loans decreased 1.7% to $99.2 million, compared to $100.9 million a year earlier. Commercial loans decreased 9.6% to $98.5 million, compared to $109.0 million a year ago, reflecting SBA PPP loan forgiveness. Home equity loans increased 1.0% to $53.8 million, residential construction loans increased 15.2% to $41.0 million, and consumer loans decreased 3.0% to $18.8 million, compared to a year ago.

Total deposits increased 16.2% to $1.27 billion at March 31, 2022, compared to $1.09 billion at March 31, 2021, and increased 3.9% from $1.22 billion at December 31, 2021. Noninterest-bearing checking accounts represented 29.3%, interest-bearing checking accounts represented 16.5%, savings accounts represented 18.3%, money market accounts comprised 24.6% and time certificates of deposit made up 11.3% of the total deposit portfolio at March 31, 2022.

Shareholders’ equity was $143.5 million at March 31, 2022, compared to $155.8 million a year earlier and $156.7 million three months earlier. The decrease compared to both the prior quarter and the first quarter a year ago is primarily due to unrealized losses on securities available-for-sale caused by the recent increase in interest rates. Tangible book value was $18.08 per share, at March 31, 2022, compared to $19.60 per share a year earlier and $19.74 per share three months earlier.

Operating Results

“Lower yields on interest earning assets continued to put pressure on our NIM during the first quarter,” said Johnson. “However, with the recent rate increase enacted by the Federal Reserve at the end of the quarter, we anticipate improvement in our NIM in future quarters, especially with the possibility of additional rate increases throughout the year.”   Eagle’s NIM was 3.64% in the first quarter of 2022, compared to 3.75% in the preceding quarter, and 3.97% in the first quarter a year ago. The interest accretion on acquired loans totaled $108,000 and resulted in a three basis-point increase in the NIM during the first quarter of 2022, compared to $171,000 and a five basis-point increase in the NIM during the preceding quarter. PPP fee income on loans totaled $177,000 and resulted in a five basis-point increase in the NIM during the first quarter of 2022, compared to $407,000 and a 13 basis-point increase in the NIM during the previous quarter. PPP fee income of $500,000 in the first quarter of 2021 resulted in an 18 basis-point increase in the NIM. The investment securities portfolio decreased to $264.6 million at March 31, 2022, compared to $271.3 million at December 31, 2021, which was driven by changes in market values. However, the portfolio increased $84.4 million from $180.3 million at March 31, 2021 due to purchases resulting from excess liquidity levels. Average yields on earning assets for the first quarter decreased to 3.92% from 4.28% a year ago.

Eagle’s first quarter revenues decreased to $20.1 million, compared to $21.8 million in the preceding quarter and $24.5 million in the first quarter a year ago. The decrease compared to the first quarter a year ago was largely due to lower volumes in mortgage banking activity.

Net interest income, before the loan loss provision, decreased 1.7% to $11.8 million in the first quarter, compared to $12.0 million in the fourth quarter of 2021, and increased 6.3% compared to $11.1 million in the first quarter of 2021. The decrease compared to the prior quarter reflected lower origination fees for PPP loan payoffs or forgiveness during the current quarter, compared to the prior quarter.

Eagle’s total noninterest income decreased 14.6% to $8.3 million in the first quarter of 2022, compared to $9.7 million in the preceding quarter, and decreased 38.1% compared to $13.4 million in the first quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $6.2 million in the first quarter of 2022, compared to $7.7 million in the preceding quarter and $11.8 million in the first quarter a year ago. These decreases were driven by a decline in net gain on sale of mortgage loans, as well as changes in the fair value of loans held-for sale and derivatives. These changes are largely driven by the reduced volumes in mortgage activity.

First quarter noninterest expense decreased to $16.9 million, compared to $19.1 million in the preceding quarter and $17.2 million in the first quarter a year ago. The decrease compared to both the prior quarter and the year ago quarter reflects lower commissions paid on residential mortgage originations. Acquisition costs were also down for the first quarter of 2022 compared to the preceding quarter related to the proposed merger with First Community.

For the first quarter of 2022, the income tax provision totaled $695,000, for an effective tax rate of 23.9%, compared to $632,000 in the preceding quarter, and $1.8 million in the first quarter of 2021.

Credit Quality

The loan loss provision was $279,000 in the first quarter of 2022, compared to $285,000 in the preceding quarter and $299,000 in the first quarter a year ago. The allowance for loan losses represented 202.9% of nonperforming loans at March 31, 2022, compared to 177.1% three months earlier and 146.7% a year earlier. Nonperforming loans decreased to $6.3 million at March 31, 2022, compared to $7.1 million at December 31, 2021, and $8.1 million a year earlier. Local economies continue to rebound from the pandemic and loan quality has remained strong.

Eagle had $346,000 in other real estate owned and other repossessed assets on its books at March 31, 2022. This compared to $4,000 at December 31, 2021, and none at March 31, 2021.

Net loan charge-offs totaled $79,000 in the first quarter of 2022, compared to net loan recoveries of $15,000 in the preceding quarter and net loan recoveries of $1,000 in the first quarter a year ago. The allowance for loan losses was $12.7 million, or 1.32% of total loans, at March 31, 2022, compared to $12.5 million, or 1.34% of total loans, at December 31, 2021, and $11.9 million, or 1.43% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) of 8.24% as of March 31, 2022.

Stock Repurchase Authority

Eagle announced that its Board of Directors has authorized repurchase of up to 400,000 shares of its common stock, representing approximately 5.0% of outstanding shares, assuming the issuance of shares pursuant to the First Community acquisition scheduled to close at the end of April. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan is expected to be in place for approximately 12 months, but may be suspended, terminated or modified by the Company’s Board of Directors at any time. The plan does not obligate the Company to purchase any particular number of shares.

Recent Events

On January 21, 2022, the Company completed the issuance of $40.0 million in aggregate principal amount of subordinated notes due in 2032 in a private placement transaction to certain institutional accredited investors and qualified buyers. The notes will bear interest at an annual fixed rate of 3.50% payable semi-annually until August of 2027 at which point interest will accrue at a floating rate payable quarterly. A portion of the net proceeds were used to redeem $10.0 million of 5.75% fixed senior notes due February 15, 2022.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, including the proposed transaction with First Community, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to the efficiency of the vaccine rollout, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration.

In addition, future factors related to the proposed transaction between Eagle and First Community, include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Eagle and First Community; the outcome of any legal proceedings that may be instituted against Eagle or First Community; the possibility that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of Eagle; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Eagle and First Community do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Eagle’s and First Community’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; and other factors that may affect future results of Eagle and First Community; the business, economic and political conditions in the markets in which the parties operate; the risk that the proposed combination and its announcement could have an adverse effect on either or both parties’ ability to retain customers and retain or hire key personnel and maintain relationships with customers; the risk that the proposed combination may be more difficult or time-consuming than anticipated, including in areas such as sales force, cost containment, asset realization, systems integration and other key strategies; revenues following the proposed combination may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transactions; the unforeseen risks relating to liabilities of Eagle or First Community that may exist; and uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on First Community, Eagle and the proposed combination.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Contacts:	Peter J. Johnson, CEO (406) 457-4006 Laura F. Clark, President (406) 457-4007

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	March 31,	December 31,	March 31,
	2022	2021	2021

Assets:
Cash and due from banks	$17,516	$10,938	$17,199
Interest bearing deposits in banks	62,697	43,669	87,165
Federal funds sold	14,889	6,827	6,859
Total cash and cash equivalents	95,102	61,434	111,223
Securities available-for-sale	264,635	271,262	180,276
Federal Home Loan Bank ("FHLB") stock	1,723	1,702	1,977
Federal Reserve Bank ("FRB") stock	2,974	2,974	2,974
Mortgage loans held-for-sale, at fair value	22,295	25,819	60,609
Loans:
Real estate loans:
Residential 1-4 family	99,242	101,180	100,948
Residential 1-4 family construction	40,968	45,635	35,558
Commercial real estate	432,976	410,568	329,772
Commercial construction and development	105,754	92,403	66,718
Farmland	60,363	67,005	67,592
Other loans:
Home equity	53,828	51,748	53,270
Consumer	18,834	18,455	19,424
Commercial	98,471	101,535	108,956
Agricultural	49,836	46,335	49,642
Unearned loan fees	(1,591)	(1,725)	(2,541)
Total loans	958,681	933,139	829,339
Allowance for loan losses	(12,700)	(12,500)	(11,900)
Net loans	945,981	920,639	817,439
Accrued interest and dividends receivable	5,750	5,751	5,451
Mortgage servicing rights, net	14,288	13,693	11,320
Premises and equipment, net	69,536	67,266	61,971
Cash surrender value of life insurance, net	36,681	36,474	27,911
Goodwill	20,798	20,798	20,798
Core deposit intangible, net	1,660	1,780	2,202
Deferred tax asset, net	3,776	-	154
Other assets	6,854	6,334	7,116
Total assets	$1,492,053	$1,435,926	$1,311,421

Liabilities:
Deposit accounts:
Noninterest bearing	371,818	368,846	331,589
Interest bearing	898,758	853,703	761,815
Total deposits	1,270,576	1,222,549	1,093,404
Accrued expenses and other liabilities	18,968	21,131	20,513
Deferred tax liability, net	-	648	-
FHLB advances and other borrowings	-	5,000	11,862
Other long-term debt, net	58,986	29,869	29,811
Total liabilities	1,348,530	1,279,197	1,155,590

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833 shares issued; 6,694,811, 6,794,811 and 6,775,447 shares outstanding at March 31, 2022, December 31, 2021 and
March 31, 2021, respectively	71	71	71
Additional paid-in capital	80,960	80,832	77,744
Unallocated common stock held by Employee Stock Ownership Plan	(5,586)	(5,729)	(103)
Treasury stock, at cost (416,022, 316,022 and 335,386 shares at
March 31, 2022, December 31, 2021 and March 31, 2021, respectively)	(9,592)	(7,321)	(4,423)
Retained earnings	86,750	85,383	78,586
Accumulated other comprehensive (loss) income, net of tax	(9,080)	3,493	3,956
Total shareholders' equity	143,523	156,729	155,831
Total liabilities and shareholders' equity	$1,492,053	$1,435,926	$1,311,421

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest and dividend income:
Interest and fees on loans	$11,373	$11,474	$11,029
Securities available-for-sale	1,297	1,249	877
FRB and FHLB dividends	59	61	69
Other interest income	39	30	26
Total interest and dividend income	12,768	12,814	12,001
Interest expense:
Interest expense on deposits	312	356	402
FHLB advances and other borrowings	6	23	70
Other long-term debt	605	390	390
Total interest expense	923	769	862
Net interest income	11,845	12,045	11,139
Loan loss provision	279	285	299
Net interest income after loan loss provision	11,566	11,760	10,840

Noninterest income:
Service charges on deposit accounts	331	329	273
Mortgage banking, net	6,245	7,675	11,763
Interchange and ATM fees	453	493	425
Appreciation in cash surrender value of life insurance	207	209	158
Net gain on sale of available-for-sale securities	-	12	-
Other noninterest income	1,057	997	774
Total noninterest income	8,293	9,715	13,393

Noninterest expense:
Salaries and employee benefits	10,381	11,673	12,086
Occupancy and equipment expense	1,678	1,702	1,430
Data processing	1,251	1,369	1,297
Advertising	285	426	273
Amortization	122	142	144
Loan costs	546	610	722
FDIC insurance premiums	93	89	81
Professional and examination fees	322	356	282
Acquisition costs	317	726	-
Other noninterest expense	1,953	2,023	898
Total noninterest expense	16,948	19,116	17,213

Income before provision for income taxes	2,911	2,359	7,020
Provision for income taxes	695	632	1,755
Net income	$2,216	$1,727	$5,265

Basic earnings per share	$0.34	$0.26	$0.78
Diluted earnings per share	$0.34	$0.26	$0.78

Basic weighted average shares outstanding	6,506,133	6,543,192	6,775,447

Diluted weighted average shares outstanding	6,518,847	6,563,512	6,788,679

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$6,233	$9,825	$14,277
Net change in fair value of loans held-for-sale and derivatives	(535)	(2,439)	(2,456)
Mortgage servicing income (loss), net	547	289	(58)
Mortgage banking, net	$6,245	$7,675	$11,763

Performance Ratios (For the quarter):
Return on average assets	0.60%	0.48%	1.65%
Return on average equity	5.79%	4.37%	13.50%
Net interest margin	3.64%	3.75%	3.97%
Core efficiency ratio*	81.98%	83.86%	69.58%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Nonaccrual loans	$3,379	$4,835	$5,657
Loans 90 days past due and still accruing	270	-	611
Restructured loans, net	2,611	2,224	1,843
Total nonperforming loans	6,260	7,059	8,111
Other real estate owned and other repossessed assets	346	4	-
Total nonperforming assets	$6,606	$7,063	$8,111

Nonperforming loans / portfolio loans	0.65%	0.76%	0.98%
Nonperforming assets / assets	0.44%	0.49%	0.62%
Allowance for loan losses / portfolio loans	1.32%	1.34%	1.43%
Allowance / nonperforming loans	202.88%	177.08%	146.71%
Gross loan charge-offs for the quarter	$92	$2	$18
Gross loan recoveries for the quarter	$13	$17	$19
Net loan charge-offs (recoveries) for the quarter	$79	$(15)	$(1)

	March 31,	December 31,	March 31,
	2022	2021	2021
Capital Data (At quarter end):
Tangible book value per share**	$18.08	$19.74	$19.60
Shares outstanding	6,694,811	6,794,811	6,775,447
Tangible common equity to tangible assets***	8.24%	9.49%	10.31%

Other Information:
Average total assets for the quarter	$1,475,049	$1,433,003	$1,276,965
Average total assets year-to-date	$1,475,049	$1,357,249	$1,276,965
Average earning assets for the quarter	$1,319,999	$1,274,817	$1,138,032
Average earning assets year-to-date	$1,319,999	$1,209,715	$1,138,032
Average loans for the quarter ****	$974,177	$942,783	$890,042
Average loans year-to-date ****	$974,177	$914,804	$890,042
Average equity for the quarter	$153,203	$158,208	$155,971
Average equity year-to-date	$153,203	$157,014	$155,971
Average deposits for the quarter	$1,237,341	$1,215,046	$1,054,782
Average deposits year-to-date	$1,237,341	$1,138,608	$1,054,782

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Calculation of Core Efficiency Ratio:
Noninterest expense	$16,948	$19,116	$17,213
Acquisition costs	(317)	(726)	-
Intangible asset amortization	(122)	(142)	(144)
Core efficiency ratio numerator	16,509	18,248	17,069

Net interest income	11,845	12,045	11,139
Noninterest income	8,293	9,715	13,393
Core efficiency ratio denominator	20,138	21,760	24,532

Core efficiency ratio (non-GAAP)	81.98%	83.86%	69.58%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2022	2021	2021
Tangible Book Value:
Shareholders' equity	$143,523	$156,729	$155,831
Goodwill and core deposit intangible, net	(22,458)	(22,578)	(23,000)
Tangible common shareholders' equity (non-GAAP)	$121,065	$134,151	$132,831

Common shares outstanding at end of period	6,694,811	6,794,811	6,775,447

Common shareholders' equity (book value) per share (GAAP)	$21.44	$23.07	$23.00

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$18.08	$19.74	$19.60

Tangible Assets:
Total assets	$1,492,053	$1,435,926	$1,311,421
Goodwill and core deposit intangible, net	(22,458)	(22,578)	(23,000)
Tangible assets (non-GAAP)	$1,469,595	$1,413,348	$1,288,421

Tangible common shareholders' equity to tangible assets
(non-GAAP)	8.24%	9.49%	10.31%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Net interest income after loan loss provision	$11,566	$11,760	$10,840
Noninterest income	8,293	9,715	13,393

Noninterest expense	16,948	19,116	17,213
Acquisition costs	(317)	(726)	-
Noninterest expense, excluding acquisition costs (non-GAAP)	16,631	18,390	17,213

Income before income taxes	3,228	3,085	7,020
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	771	827	1,755
Net Income, excluding acquisition costs (non-GAAP)	$2,457	$2,258	$5,265

Diluted earnings per share (GAAP)	$0.34	$0.26	$0.78
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.38	$0.34	$0.78

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	March 31,
	2022	2021	2021
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$2,457	$2,258	$5,265
Average total assets quarter-to-date	$1,475,049	$1,433,003	$1,276,965
Return on average assets, excluding acquisition costs (non-GAAP)	0.67%	0.63%	1.65%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$2,457	$14,988	$5,265
Average total assets year-to-date	$1,475,049	$1,357,249	$1,276,965
Return on average assets, excluding acquisition costs (non-GAAP)	0.67%	1.10%	1.65%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.